SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Sandridge Energy, Inc.
(Name of Issuer)

common stock, par value $0.001 per share
(Title of Class of Securities)

80007P869
(CUSIP Number)

Jesse Lynn, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

May 22, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

The Schedule 13D filed with the Securities and Exchange Commission on November 22, 2017, as previously amended (the "Schedule 13D"), by High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn (collectively, the "Reporting Persons"), with respect to the shares of common stock, par value $0.001 per share ("Shares"), of Sandridge Energy, Inc. (the "Issuer"), is hereby further amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following paragraph at the end thereof:

On May 22, 2018, the Reporting Persons engaged Matthew K. Grubb, former President and Chief Operating Officer of the Issuer, as a consultant both in connection with the Reporting Persons' upcoming proxy contest to replace the entire board of directors of the Issuer and to explore strategic alternatives for the Issuer on behalf of the Reporting Persons. On May 23, 2018, the Reporting Persons issued an open letter to the Issuer's stockholders regarding the engagement of Mr. Grubb. Copies of the consulting agreement entered into with Mr. Grubb and the open letter to the Issuer's stockholders are filed herewith as exhibits and incorporated herein by reference.

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Item 7. Material to be Filed as Exhibits

1 Consulting Agreement with Matthew Grubb dated as of May 22, 2018.
2 Open letter to the Issuer's stockholders dated May 23, 2018.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2018

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 10 to Schedule 13D – Sandridge Energy, Inc.]

EXHIBIT 1
CONSULTING AGREEMENT

CONSULTING AGREEMENT (this "Agreement") dated as of May 22, 2018 (the "Effective Date"), between Icahn Capital LP (the "Company") and Matthew K. Grubb ("Consultant").

1. Engagement of Consultant

(a)	Engagement

Upon the terms and conditions hereinafter set forth, the Company hereby engages Consultant and Consultant hereby agrees to become so engaged as an independent contractor to render strategic, financial and other advice relating to the Company's investment in SandRidge Energy, Inc. ("SandRidge"), including with respect to the Company's (i) solicitation of proxies in support of individuals nominated by the Company to stand for election as directors of SandRidge at the 2018 annual meeting of SandRidge's stockholders and (ii) evaluation of due diligence materials made available to the Company by SandRidge in connection with SandRidge's strategic alternatives process (together with such other incidental services that the Company may reasonably request, the "Consulting Services"). Consultant agrees not to contact anyone other than Carl Icahn, Jesse Lynn, Jonathan Frates, Nick Graziano or Louie Pastor with respect to the foregoing without the prior approval of Mr. Icahn.

Company shall indemnify and hold Consultant harmless from any liability, damage, cost or expense resulting from Company's use of Consultant's advice hereunder; however, Company shall not indemnify or hold Consultant harmless from any liability, damage, cost or expense resulting from Consultant's gross negligence, willful misconduct, bad faith or bad acts.

(b)	Independent Contractor.

In rendering performance under this Agreement, Consultant is acting solely as an independent contractor. Consultant shall not have, or hold himself out as having, any power or authority to bind or commit the Company or any of its affiliates in any respect. Consultant agrees that it will not engage in any act in violation of, or inconsistent with, the foregoing. This Agreement is not intended to and does not create any partnership or other venture between the parties hereto.

(c)	No Supervising Authority

Consultant shall not have any supervising authority over any employees of the Company.

2. Term

The engagement of Consultant hereunder shall commence on the Effective Date and shall continue through the conclusion of the 2018 Annual Meeting of Shareholders of SandRidge (the "Expiration Date"), unless earlier terminated as set forth in and in accordance with Section 4 of this Agreement (the "Term").

3. Compensation

Consultant shall be entitled to reimbursement for reasonable, documented out-of-pocket travel and other expenses related to the performance of the Consulting Services. Any expenses in excess of $5,000.00, individually or in the aggregate, shall require the pre-approval of the Company. Consultant hereby acknowledges and agrees that neither the Company nor its officers, employees or affiliates has, or shall be deemed to have, any obligation to Consultant with respect to any other payment, fee, benefit, insurance, compensation, royalty, or other amounts.

4. Termination

This Agreement shall terminate and the Term and the engagement of Consultant hereunder shall end, on the first to occur of any of the following (each a "Termination Event"):

(a)	The Expiration Date; or

(b)	The termination of this Agreement by Consultant or by the Company for any reason or no reason, with or without cause.

5. Effect of Termination

In the event of termination of this Agreement, all rights and obligations of Consultant and the Company under this Agreement shall end, except that (i) Consultant shall be entitled to reimbursement of any expenses pursuant to Section 3 that have not yet been reimbursed and (ii) the provisions of Section 6 and Section 7 hereof shall survive termination of this Agreement.

6. Non-Disclosure

(a) Consultant acknowledges that the Company has advised Consultant of the Confidentiality Agreement dated as of May 17, 2018, by and between SandRidge and the Company, a copy of which is attached hereto as Exhibit A (the "SandRidge Confidentiality Agreement"), and Consultant agrees to be bound by the provisions thereof.

(b) During the Term and at all times thereafter, Consultant agrees that the Confidential Information (as defined below) (i) shall not be the property of Consultant and (ii) shall not be used or disclosed by Consultant in any manner whatsoever, in whole or in part, other than in connection with Consultant's communications with the Company or its representatives. Consultant agrees to return the Confidential Information to the Company promptly upon its request.

(c) For the purposes hereof, "Confidential Information" shall have the meaning given such term in the SandRidge Confidentiality Agreement and also includes any and all information relating to the Company (for purposes of this Section 6(c) the term "Company" shall include all of the Company's affiliates, owners, directors, officers, employees, agents, representatives and advisors), including, without limitation, the existence of this Agreement or discussions in connection herewith, that was received or may be received by or be provided to or otherwise learned by Consultant from time to time as a result of his engagement hereunder, including, without limitation, any information that is overheard, viewed or otherwise becomes known to Consultant as a result of Consultant's visit to the Company's premises or discussions with the Company and any information about the Company or its customers, suppliers, equity owners, directors, officers, employees, affiliates, investors, creditors and lenders, business records, customer lists, trade secrets, and confidential planning or policy matters, business strategies, investments, investment strategies, internal policies and procedures, salary information, matters subject to attorney-client privilege, information of a personal nature about any of the Company's employees or former employees, officers or directors, and any financial or accounting information relating to the business of the Company, information about third-party persons or entities which entered or may enter into a business transaction or other relationship with the Company, information the Company obtains under confidentiality arrangements with any third-parties, the existence of this or any other agreements or communications between Consultant and the Company or the Company and any third-party, and the terms of any of the foregoing, and all data, reports, interpretations, forecasts and records containing or otherwise reflecting any such information, together with analyses, compilations, studies or other documents, whether prepared by Consultant or the Company, which contain or otherwise reflect such information. Consultant agrees not to disparage the Company or any of its partners, directors, officers, employees, representatives, agents or affiliates during and after his engagement hereunder.

(d) In the event that Consultant is requested (by interrogatory, subpoena, deposition, civil investigation demand or other similar legal process) to disclose any Confidential Information, it is agreed that Consultant will provide the Company with prompt notice of any such request or requirement so that the Company may either seek an appropriate protective order or waive, in its sole and absolute discretion, Consultant's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is compelled in the opinion of the Consultant's legal counsel to disclose any Confidential Information, Consultant may disclose that portion of the Confidential Information that he is so compelled to disclose. In any event, Consultant will not oppose action by the Company in any such proceeding to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and will otherwise cooperate with the Company in any such proceeding.

(e) Consultant acknowledges that he is aware that the United States securities laws, among other things, prohibit persons who are in possession of material, non-public information concerning a company, including the matters which are the subject of this Agreement and the Company, from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase and sell such securities, and Consultant agrees to comply fully with such and other similar laws.

7. Miscellaneous

(a)
All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
Facsimile: (917) 591-3310
Attention: Jesse Lynn

If to Consultant:

At the last known principal residence address reflected in the records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(b)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by Consultant and the Company. Section headings used in this Agreement are for reference only and shall have no substantive effect.

(c)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors and assigns of the parties hereto; provided, however, that Consultant may not delegate any of Consultant's duties hereunder, and may not assign any of Consultant's rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect.

(d)
This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflict of law principles thereof.

(e)
Consultant covenants and represents that (i) he is not a party to any contract, commitment, understanding or agreement, written or oral nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict his from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement, understanding, obligation, written or oral that would limit his ability to act on behalf of the Company, (iv) he is not currently nor was he ever subject to an investigation by the Securities and Exchange Commission or any other similar administrative agency; and (v) his termination of his existing engagements, his entry into the engagement contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject.

(f)
No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g)
This Agreement may be executed in separate counterparts (and by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute on and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year first above written.

Icahn Capital LP

By: __________________________
       Name: Keith Cozza
       Title: Chief Operating Officer

CONSULTANT:

__________________________
Matthew Grubb

[Signature page to SandRidge Energy Consulting Agreement – Matthew Grubb]

Exhibit A

SandRidge Confidentiality Agreement

[see attached]

EXHIBIT 1.01
Contact:
Icahn Capital LP Susan Gordon (212) 702-4309

CARL ICAHN RELEASES OPEN LETTER
 TO SANDRIDGE ENERGY STOCKHOLDERS

New York, New York, May 23, 2018 – Today Carl Icahn released the following open letter to stockholders of SandRidge Energy, Inc. (NYSE: SD):

Fellow Stockholders:

I am pleased to announce that we have engaged Matthew K. Grubb, former President and Chief Operating Officer of SandRidge Energy, Inc., as a consultant both in connection with our upcoming proxy contest to replace the entire board of directors of SandRidge and to explore strategic alternatives for SandRidge on our behalf.

Matt has almost 30 years of experience in the oil and gas industry and is currently President and Chief Executive Officer of Compass Production Partners, LP, a private oil and gas company with operations in Northern Louisiana and the Midland Basin of West Texas. Prior to joining Compass Production Partners in January 2014, Matt was President and Chief Operating Officer of SandRidge, where he was employed from 2006 to 2013 (well before the company's 2016 bankruptcy filing). Matt was employed by Samson Resources from 1995 to 2006 and last served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources. Matt currently serves as a board member on the Foundation Board of the Children's Center Rehabilitation Hospital, a non-profit organization. Matt earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

Matt's experience, expertise, and familiarity with SandRidge and its assets will be integral to our outreach over the next few weeks as we explain our strategy to maximize stockholder value and to the execution of next steps after the company's annual meeting.

We look forward to further introducing you to Matt.

 Sincerely yours,

Carl Icahn

We urge you to vote –

•	FOR OUR HIGHLY-QUALIFIED NOMINEES AS DIRECTORS RATHER THAN THE FAILED INCUMBENT BOARD

•	AGAINST THE BOARD'S PROPOSAL TO RATIFY AND EXTEND THE MASSIVELY DILUTIVE POISON PILL

•	AGAINST THE BOARD'S PROPOSAL TO APPROVE THE COMPANY'S EGREGIOUS EXECUTIVE COMPENSATION

If you have any questions or require any assistance in executing your proxy, please call:

Harkins Kovler, LLC
Shareholders call toll-free: +1 (844) 218-8384
Banks and Brokerage Firms call: +1 (212) 468-5380
Email: sd@harkinskovler.com

*****

Additional Information and Where to Find it;
Participants in the Solicitation

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.